Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
TECHNOLOGY SOLUTIONS COMPANY
          TECHNOLOGY SOLUTIONS COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY THAT:
          1. At a duly called meeting of the Board of Directors of the Corporation held on August 11, 2005, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing the Corporation’s officers to submit said amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
“FOURTH: The total number of shares of all classes which the Corporation shall have authority to issue equals 30,000,000, itemized by class, par value of shares and series, if any, within a class as follows:
(a) 10,000,000 preferred shares, $0.01 par value (the “Preferred Stock”), to be issued in series; and
(b) 20,000,000 common shares, $0.01 par value (the “Common Stock”).
The powers, preferences and rights, and the qualifications, limitations or restrictions of the Common Stock relative to the Preferred Stock are as set forth in Articles FIFTH through EIGHTH.
Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Company becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each twenty shares of the Company’s common stock, $0.01 par value (“Old Common Stock”), issued and outstanding or held by the Company in its treasury immediately prior to the Effective Time, will be automatically reclassified as and combined into (the “Reclassification”) one share of common stock, $0.01 par value, of the Company (“New Common Stock”) with cash being paid, without interest, in lieu of any fractional share of New Common Stock that would otherwise be issued. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock (a “Certificate”) will from and after the Effective Time represent, (a) automatically and without the necessity of surrendering the same for exchange, the number of shares of New Common Stock, rounded down to the nearest whole number, determined by dividing the number of             shares of Old Common Stock represented by such Certificate immediately prior to the Effective Time by twenty and (b) the right to receive, upon surrender thereof to Mellon Investor Services LLC for exchange, a cash payment, without interest, in lieu of any fraction of a share of New Common Stock that would have been represented by such Certificate if fractional shares of New Common Stock had been issued in the Reclassification, in an amount, rounded down to the nearest cent, determined by multiplying such fraction by the per share closing price of a share of New Common Stock on the Nasdaq National Market on the first day for which trading in shares of New Common Stock is reported.”
          2. At a duly called special meeting of the stockholders of the Corporation held on October 14, 2005, a majority of the outstanding shares of the Corporation’s common stock entitled to vote thereon were voted in favor of said amendment.
          3. At a duly called meeting of the Board of Directors of the Corporation held on October 14, 2005, resolutions were duly adopted declaring that said amendment continued to be advisable and in the best interests of the Corporation and authorizing the execution and filing of this certificate.
          4. Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
          5. Said amendment is to become effective at 12:01 a.m., Eastern Time, on October 25, 2005.

          IN WITNESS WHEREOF, TECHNOLOGY SOLUTIONS COMPANY has caused this certificate to be signed by Philip J. Downey, its Vice President – General Counsel & Corporate Secretary, this 14th day of October, 2005.

TECHNOLOGY SOLUTIONS COMPANY

By:	/s/ Philip J. Downey

Philip J. Downey
Vice President – General Counsel &
Corporate Secretary
(Corporate Seal)

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